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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement
(No. 333-97721) of Vertis, Inc. of our report dated February 28, 2002 (June 17, 2002 as to Note 21 and July 31, 2002 as to Note 6), appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated
February 28, 2002 (June 17, 2002 as to Note 21 and July 31, 2002 as to Note 6), relating to the financial statement schedule appearing elsewhere in this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP


Baltimore, Maryland
September 6, 2002